FEBRUARY 18, 2021 / 2:00PM GMT, Q4 2020 Sturm Ruger & Company Inc Earnings Call

CORPORATE PARTICIPANTS

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Kevin B. Reid Sturm, Ruger & Company, Inc. - VP, General Counsel & Corporate Secretary

Thomas A. Dineen Sturm, Ruger & Company, Inc. - Senior VP, Treasurer & CFO

CONFERENCE CALL PARTICIPANTS

Mark Eric Smith Lake Street Capital Markets, LLC, Research Division - Senior Research Analyst

Paul Saferstein -

Rommel Tolentino Dionisio Aegis Capital Corporation, Research Division - Head of Consumer Products and Special Situations

Ryan F. Hamilton Morgan Dempsey Capital Management, LLC - Portfolio Manager

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PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the Sturm, Ruger Fourth Quarter 2020 Earnings Conference Call. (Operator Instructions) Please be advised that today's conference is being recorded. (Operator Instructions)

I would now like to hand the conference over to your speaker today, Chris Killoy, Chief Executive Officer. Thank you. Please go ahead, sir.

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Good morning, and welcome to the Sturm, Ruger & Company Year-end 2020 Conference Call. I would like to ask Kevin Reid, our General Counsel, to read the caution on forward-looking statements. Then Tom Dineen, our Chief Financial Officer, will give an overview of the fourth quarter and 2020 financial results, and then I will discuss our operations and the state of the market. After that, we'll get to your questions. Kevin?

Kevin B. Reid Sturm, Ruger & Company, Inc. - VP, General Counsel & Corporate Secretary

Sure, Chris. We want to remind everyone that statements made in the course of this meeting that state the company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements as contained from time to time in the company's SEC filings, including, but not limited to, the company's reports on Form 10-K for the year ended December 31, 2020, and of course, on the forms 10-Q for the first, second and third quarters of 2020. Copy of these documents may be obtained by contacting the company or the SEC or are available on the company website at ruger.com/corporate or of course, at the SEC website at sec.gov.

We do reference non-GAAP EBITDA. Please note that the reconciliation of GAAP net income to non-GAAP EBITDA can be found in our Form 10-K for the year ended December 31, 2020, and our forms 10-Q for the first 3 quarters of 2020, which also are posted on our website. Furthermore, the company disclaims all responsibility to update the forward-looking statements. Chris?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Thank you, Kevin. Now Tom will discuss the company's 2020 results. Tom?

Thomas A. Dineen Sturm, Ruger & Company, Inc. - Senior VP, Treasurer & CFO

Thanks, Chris. For 2020, net sales were $568.9 million and diluted earnings were $5.09 per share. For 2019, net sales were $410.5 million and diluted earnings were $1.82 per share. For the fourth quarter of 2020, net sales were $169.3 million and diluted earnings were $1.78 per share. For the corresponding period in 2019, net sales were $105.1 million and diluted earnings were $0.46 per share.

The substantial increase in profitability for the fourth quarter and the full year is attributable to the significant increase in sales, 61% for the fourth quarter and 39% for the full year, and the reduction in the promotional and rebate activity in 2020, particularly in the latter half of the year.

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The balance sheet. At December 31, 2020, our cash and short-term investments which are invested in U.S. T-Bills totaled $141.2 million. Our current ratio was 2.9:1, and we have no debt. At December 31, 2020, stockholders' equity was $264.7 million, which equates to a book value of $15.13 per share, of which $8.07 per share was cash and short-term investments.

Cash flows. In 2020, we generated $144 million of cash from operations. We reinvested $24 million of that back into the company in the form of capital expenditures, primarily related to new products. In addition, the company acquired substantially all of the Marlin Firearms assets for $28 million in November of 2020, which included machinery and equipment, tooling, fixtures and inventory. We estimate that 2021 capital expenditures will be approximately $20 million, predominantly related to new product development. Our ability to shift manufacturing equipment between cells and between facilities, improves overall utilization and allows for reduced capital investment.

Cash returned to shareholders. In 2020, we returned $114 million to our shareholders through the payment of dividends, reflecting our customary quarterly dividends and a special dividend of $5 per share that was paid in August. Our Board of Directors declared a $0.71 per share quarterly dividend for shareholders of record as of March 12, 2021, payable on March 26, 2021. As a reminder, our quarterly dividend is approximately 40% of net income, and therefore varies quarter-to-quarter. These dividends add up. Since 2015, the company has paid $225 million in dividends to our shareholders, just less than $13 per share. Additionally, during that time, we repurchased more than 1.7 million shares of our stock for $84 million at an average price of $48.36 per share.

That's the financial update for 2020. Chris?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Thanks, Tom. Demand. The tremendous sales growth and profitability in 2020 was driven by the historic surge in consumer demand that began late in the first quarter and continued throughout the year. The estimated sell-through of the company's products from the independent distributors to retailers in 2020, increased 44% from 2019. For the same period, the National Instant Criminal Background Check System, or NICS Background Checks, as adjusted by the National Shooting Sports Foundation, increased 60%. These substantial increases have likely been constrained due to the limited available inventory in the distribution channel.

New product development. In 2020, new product sales represented $111 million or 22% of firearm sales compared to $102 million or 26% of firearm sales in 2019. We remain committed to new product development, as evidenced by our strong roster of our new products in 2020, which included the extremely popular Ruger-57 pistol, which was awarded the 2020 Caliber Award for Best Overall New Product by the Professional Outdoor Media Association in conjunction with the NASGW. The LCP II in .22 long rifle, which is based on the venerable LCP platforms and utilizes our light rack system for easier slide manipulation and reduced recoil. The Wrangler revolver our latest take on the classic single action revolver, which has surpassed our wildest expectations and shows no signs of slowing down. And the PC Charger and AR-556 pistol, 2 pistol configurations based on established rifle platforms that have found widespread popularity. As a reminder, derivatives and product line extensions of mature product families are not included in our new product sales calculation, but they provide great value to our distributors, retailers and our loyal Ruger consumers.

Despite the ferocious pace of business, our engineering teams continue to develop exciting new platforms for a variety of new products. I look forward to providing updates when we get closer to launching these innovative new products in the future.

Production and inventory. The incredible surge in demand outstripped our production for most of 2020. As a result, the combined inventories in our warehouses and in our distributors decreased 290,000 units during 2020. And the available information suggests that retailer inventory of Ruger, as well as most other firearms brands also remains largely depleted. We are working hard to replenish inventories throughout the distribution channel as quickly as possible, so consumers can purchase the Ruger firearms that they desire.

With the onset of the COVID-19 pandemic, we suspended hiring from March until June. Once hiring resumed, we remained cautious and limited the rate at which we're bringing new folks on board. By mid-summer, we began to accelerate our hiring process, and as a result, since the middle of 2020, our workforce has been strengthened by 250 folks. This allowed us to realize a 30% increase in production during the latter half of the year.

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Marlin. As many of you are aware, in November, we purchased substantially all of the Marlin assets for $28.3 million. Since that time, we moved all the inventory, manufacturing equipment, tooling, fixtures, and gauges to our facilities, which was no small task. We're still in the process of evaluating these assets, reviewing the product designs and determining the best manufacturing process for each component part. We have started to establish the manufacturing cells that will produce the Marlin rifles and plan on shipping the first Ruger-made Marlin lever action rifles from our Mayodan facility in late 2021. Like many of you, I have been a fan of Marlin products for as long as I can remember. We have heard from hundreds of the Marlin faithful and countless firearms consumers who are excited -- as excited as we are to have this legendary brand as part of Ruger.

COVID-19. As we are all too well aware, the COVID-19 pandemic continues to cast its long shadow. Since its onset in March, we have remained proactive in maintaining the health and safety of our employees and mitigating its impact on our business by providing all hourly employees with an additional 2 weeks of paid time off in 2020 and providing an additional week in 2021. Encouraging employees to continue to work remotely wherever possible, and maintaining social distancing throughout each manufacturing facility, including in every manufacturing cell. Confidentially communicating with and assisting employees with potential health issues through our dedicated facility nurses. Restricting visitor access to minimize the introduction of new people to the factory environment, implementing additional cleaning, sanitizing and other health and safety processes, including improved ventilation to maintain a clean and safe workplace.

Providing all employees with multiple face mask coverings and other personal protective equipment and mandating their use at all times in our facilities. Issuing periodic guidance and reminders to all associates, directly to their phones where possible, to encourage them to engage in safe and responsible behaviors. And manufacturing and donating personal protective equipment to local hospitals, health care facilities and police and fire departments in our local communities.

These actions, which cost approximately $3.6 million in 2020, mitigated the adverse financial impact on our business resulting from COVID-19. We also experienced expense reductions and deferrals in certain areas of our business, including reductions or delays in sponsorships and advertising, reduced conference and trade show participation costs and reduced travel expenditures. These expense reductions and deferrals approximated $2.9 million in 2020. The future impact of COVID-19 remains unknown. We estimate that COVID-related costs will total between $1.5 million and $3 million in 2021. Included in this estimate is a $200 bonus for every employee who receives a COVID vaccination. Our financial strength, evidenced by our debt-free balance sheet provides financial security and flexibility as we continue to manage through COVID and focus on our long-term goals and creation of shareholder value.

I would be remiss if I did not mention the extraordinary work of our COVID-19 task force and the leadership teams at all of our facilities. They have risen to the daily challenges posed by the pandemic and have worked tirelessly, keeping our folks healthy and our facilities clean. I could not be prouder of everyone's performance. It truly was a team effort.

2021. I'm excited as we head into 2021. We look forward to launching new products that are sure to create excitement among shooters. And as I mentioned a few moments ago, we're excited to start shipping Marlin lever action rifles in late 2021. And the low inventory levels in the channel provide further opportunity for us.

Those are the highlights of 2020. Operator, may we have the first question?

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question comes from Rommel Dionisio with Aegis.

Rommel Tolentino Dionisio Aegis Capital Corporation, Research Division - Head of Consumer Products and Special Situations

Chris, I wonder if you could just provide a little more granularity on the increased headcount of 250. Is that -- I obviously see a very impressive increase in production levels, 30% in the second half of the year. Were those 250 employees primarily production? Also, is there -- were some of that from Marlin? Or is that hiring increase still to come sort of later this year?

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And finally, if I could ask one more. On -- I know product quality has been so important to you over the years. And as you add people so quickly, and -- how does that look in this era of COVID? I just wanted -- I wonder if you could talk through the point of maintaining product quality, training for all these new employees coming on at once?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Thanks, Rommel. Good questions. When it relates to the hiring efforts, primarily our hourly folks are dedicated to production. There have been some salary folks that we added. And some of those were indeed associated with the Marlin acquisition. But most of those folks were intended to help us increase production in all 3 of our primary facilities: Newport, New Hampshire, Prescott, Arizona and Mayodan, North Carolina. So we had hiring activities going across all those factories. And frankly, those hiring activities are continuing today.

And that kind of transitions into one of your other questions was how do you -- as it relates to quality. Quality is very, very important to us. And one of the things that we need to do is adequately give -- train our folks when they join us. That present -- with COVID-19, we were faced with additional challenges there. So we went to things like using headsets and microphones within the factory. Because normally, you'd be in a factory environment, you'd be shoulder to shoulder, working to learn a new job. In this case, we needed to maintain our socially distance separation. And so headsets, microphones, a lot of creative and new ideas that we never thought we'd be faced with were used to help bring our associates up to speed.

And the quality metric is one that really is near and dear to our heart. We look actively at things like our cost of quality in terms of scrap rates, our yield on the production lines, and then we also look at customer returns. And then the subjective side of that is we have a lot of communication with our customer base. We also have the Ask the CEO section on our website. And believe me, if we've made a mistake on quality, I hear it directly from our customers and we take action on it. And so we preferred, of course, the folks start with our customer service team. We've got what we consider the best customer service organization in the industry. And they do a great job taking care of our customers. But if something is wrong, let us know, let me know, and we'll take care of it.

Rommel Tolentino Dionisio Aegis Capital Corporation, Research Division - Head of Consumer Products and Special Situations

Great and congrats on the quarter.

Operator

Our next question comes from Mark Smith with Lake Street Capital.

Mark Eric Smith Lake Street Capital Markets, LLC, Research Division - Senior Research Analyst

I wanted to start with ASP and price. ASP was up, especially as we look at the new orders. How much of this is price increases versus just mix?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Mark, good question. We did take a price increase, a modest price increase back at the beginning of October, this past year. So some of that in Q4 is related to that price increase. But the majority of it is not having the promotions in the mix, particularly in the back half of 2020. We still had some promotions going on in the front half of 2020. But that's primarily the impact there as well as the acceptance and I'll say the desirability of some of our higher-priced products as they came online, like the Ruger-57, AR-556, et cetera, which carry a higher price point, for example, than a gun like the LCP or the Wrangler.

Mark Eric Smith Lake Street Capital Markets, LLC, Research Division - Senior Research Analyst

Perfect. And as you talk about promotional environment and stuff, selling expense came up a little bit this quarter in dollars, still low as a percent of sales. How do you kind of view that line going forward? At what point do you think you've really -- you may need to spend a little bit more?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Well, the biggest thing there, as you look at the SG&A lines and the sales line, you have our shipping expenses, which obviously have increased primarily with the volume. And then in the rest of the SG&A, you also have incentive comp, which is part of it. We have not added to our sales force. Our sales force has been doing a great job throughout the year. Staying in touch with our customers from the phone and e-mails in Texas, as you would imagine. But frankly, they're not traveling. So they're not making the calls on their distributors

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and retailers like they normally would. Some of the promotions have been scaled back because, of course, retailers are not anxious to bring customers in a large crowd into their store. And so that's probably the biggest impact, but the sales force has been doing a great job trying to keep up in this COVID environment.

Mark Eric Smith Lake Street Capital Markets, LLC, Research Division - Senior Research Analyst

Okay. And then as we look at the accessories business, we don't talk about that very often. But accessories certainly had a good year. Any insight you can give us into items or categories that are selling well? And potentially any impact that, that business had on your gross profit margin?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Well, clearly, the accessories part of our business did very well this year. That's -- we break that down really into 3 categories. We look at the direct sale to our distributors as well as a sale to some of the large volume direct retail merchants like Midway and Brownells. And we also have our own ShopRuger component. All 3 of those did exceptionally well this year. The biggest contributor to that typically is magazine sales. The sale of magazines typically goes up with the sale of firearms that take those magazines. But we've also seen a steady increase in the magazine business and the other accessories as well once they come on to a site like ShopRuger or to our distributors looking at our magazines. We did pretty well with other sales in the accessory category.

Mark Eric Smith Lake Street Capital Markets, LLC, Research Division - Senior Research Analyst

Perfect. Any insight as we look at gross profit margin? Again, that was really strong here, especially in the quarter. How sustainable is this level of gross profit margin as we look forward?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Well, I mean, a lot of that increased margin, of course, is related to the increased volume. The product mix and the lack of promotions are really the 3 there. The biggest 2 being volume and promotions. So we kind of -- we welcome this promotional-light environment we're in now. We haven't forgotten how to promote, and we're ready to begin things like Ruger Days which our customers love to go to at retailers throughout the country. But that will be the biggest thing is managing as if and when the demand changes, managing that. I like to think we do exceptionally well with that.

I think most of you know, we review our production rate on a line-by-line basis down to the, say, SP101 revolver, LCP, et cetera. And we do that every 2 weeks. And we look very closely, not in our order backlog, but we look at what's selling from our distributors to our retailers. And those are some of the key indicators on when we need to change production, either up or down. And in this case, obviously, most of those lines are under tremendous demand pressure to increase production. And we're going as fast as we can, bringing in new folks, also working through some challenges in the supply chain that we're seeing. But our teams have done a phenomenal job doing that, and I think we'll be in good shape going forward, whether business sustains at these levels or throttles back.

Mark Eric Smith Lake Street Capital Markets, LLC, Research Division - Senior Research Analyst

Perfect. And I think the last one for me. And you just talked about it a little bit here. As we look at capacity, your units produced and units shipped up. Pretty strong growth even sequentially here. Do you feel like with these added people that you're now topped out as far as production? Or is there still some opportunities where you can lever that a little bit higher?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

We're still hiring, and there still are some lines that are not at their max physical capacity. And we've got some new products coming on that will be additive to our current rates. So as long as those come to fruition, we should be in good shape. So we're going to continue to hire until it doesn't make sense to. We'll continue to monitor those production rates every 2 weeks. But right now, at least today, we're still actively hiring and still have the ability to move forward. But again, we keep a close eye on that and keep a close eye on what's happening with our distributors.

Operator

(Operator Instructions) Our next question comes from Ryan Hamilton with Morgan Dempsey.

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Ryan F. Hamilton Morgan Dempsey Capital Management, LLC - Portfolio Manager

Last quarter, you touched -- I asked a question about how you're going to categorize Marlin products, if they were going to end up in your new sale product of -- your new sales category. Is that the case? Is that how you're going to do it?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Yes, it will be, Ryan. We -- Marlin is a phenomenal opportunity, but it's also a phenomenal undertaking for us. We've got -- we had over 100 tractor trailer loads from 3 of it -- 3 of their former locations from the Remington folks that we moved primarily into our Mayodan facility and an adjacent warehouse. We moved the woodworking equipment up to our facility in New Hampshire. And we will be trading from a new product categorization standpoint. We'll be treating that as new products for Ruger. And the team is doing a phenomenal job, as we outlined.

Going through part by part, making sure we understand how it was made and looking at what's the best way to make it going forward. So it's been a phenomenal effort by the team, with the extraction of the equipment out of the former facilities and moving into the Ruger facilities and the lines are taking shape nicely. But there's still a lot of work ahead to make sure we produce quality rifles. The focus will be on the centerfire lever action rifles initially. The models, 1894, 1895 and the 336. And then second -- following that will be things like the, for example, the Model 60 semiautomatic rimfire 22. But right now, our focus is on the centerfire lever action rifles down in Mayodan.

Ryan F. Hamilton Morgan Dempsey Capital Management, LLC - Portfolio Manager

Sounds good. Could you make the argument that for 2020, new product sales at 22% may appear a little low just because you were clearing out more mature inventory as well?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Well, it also has to do, Ryan, with how we track them because we give new products only a 2-year run rate in terms of that calculation. So they fall off our calculation internally. Every quarter, we have new ones coming in, hopefully, but we also have other products aging out. So 2020 gave us the opportunity where we have a product like the Wrangler to maximize the number of units shipped, and that's one of our new products. But again, that's a lower dollar amount per unit. And then other ones, like I said, is primarily which ones fall off. So it's more -- in 2020, we saw most of those lines running flat out. So -- and that's where we are today.

Ryan F. Hamilton Morgan Dempsey Capital Management, LLC - Portfolio Manager

Sounds good. Mark asked a question about ASP. Could you give us a sense in that October price increase, maybe the magnitude?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Yes, it was about 3% across the board to our wholesalers. So it wasn't egregious, and it was -- that's in line with our kind of our past practices. Typically, it's a few months earlier, but it's in line with the price increases we've taken historically.

Ryan F. Hamilton Morgan Dempsey Capital Management, LLC - Portfolio Manager

Sounds good. And then you also briefly touched on supply chain challenges. Could you give us a little color on that, maybe commodity inflation, what else you're seeing?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Yes. I think in terms of raw materials and commodity inflation, we're fortunate. Our strong balance sheet allows us to maintain the raw material inventories that we need to. We typically will lock in with contracts to try to control some of those price issues. It's really been supplier issues. A lot of it has to do sometimes with COVID issues at suppliers. Some of our suppliers and vendors are smaller. And when they have a COVID issue, it can shut them down. Some of them relate to freight and transportation as it relates to some of the weather patterns we're seeing of late. But I'd say primarily, it's the garden-variety supply chain issues as manufacturing in the U.S. starts to ramp back up. And so many of our suppliers supply other gun manufacturers. So when our business is strong, their business is strong as well. So that's primarily where we're seeing some of those issues.

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Ryan F. Hamilton Morgan Dempsey Capital Management, LLC - Portfolio Manager

Understood. You talked about 100 tractor trailer loads from Marlin. Could you give us a sense as far as maybe a time frame when the acquisition will be fully integrated into your current lines and expanded?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Well, it's going to be over a course of time. I mean we've got -- the first priority of business is getting up and running, like I said, on the centerfire lever action guns down in Mayodan. And then we'll be growing that line. We inherited a lot of equipment that needed some additional maintenance and additional work. We're going through that with a lot of technicians and maintenance folks right now. We're fortunate to have some great mechanical engineers going through again on a part by part basis. We did hire a handful of folks from Remington who were familiar with some of those products, and that's helped us.

And so it will continue to evolve. The -- I expect the first products will be off the line in Q4 of this year. And then we'll continue to flush that out. And remember, those model numbers that I mentioned, the 336s, 1895s and 1894s, really, that's just a start. There's a lot more to Marlin than just those 3 models. And so we think over time, we'll continue to grow that. We'll continue to listen to customers and expand both the centerfire lever action category, likely to Model 60 .22 semiautomatic rimfire, and we'll see where it goes from there.

Ryan F. Hamilton Morgan Dempsey Capital Management, LLC - Portfolio Manager

Sounds good. And then I know you don't generally -- you don't touch on monthly sales. But could you give us just a sense of the cadence through the quarter? And maybe if you're seeing any signs that demand may be lessening to any extent. Could you touch on that for us, please?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Sure. As you know, we don't split it out by month. But I will tell you that we did not see any let up in demand throughout the quarter. The cadence was really driven by our ability to ramp production based on hiring. So as new people are able to join us and become productive on the shop floor, we were able to increase production and continue to ramp. So that's primarily where we looked at as a cadence, if you will. And I think that's where we are today.

Ryan F. Hamilton Morgan Dempsey Capital Management, LLC - Portfolio Manager

Sounds good. Congrats on an effective quarter and year.

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Thank you.

Thomas A. Dineen Sturm, Ruger & Company, Inc. - Senior VP, Treasurer & CFO

Thank you.

Operator

(Operator Instructions) Our next question comes from Paul Saferstein with First New York.

Paul Saferstein -

Congratulations. A few kind of follow-ups, kind of taking a different spin, if you will. First of all, on the hiring, can you talk about the pace of hiring being 30% increase in production relative to background checks being kind of the like 60%? And how do you think about permanent hiring versus the ebbs and flows of potentially a demand spike that we're in the middle of?

And to that end, looking at the fourth quarter, kind of run rating that going into 2021, it would seem as though you can do well over $600 million in revenue. I don't know if you have any comments around kind of forward-looking how 2021 is shaping up and the sustainability of demand and how that is relative to hiring. And then just lastly, on your price increase comment. Is that an annual event? Or is it just kind of random?

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Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Paul, good questions. First, as it relates to hiring. I mean, hiring, as we noted in the remarks earlier, we didn't turn hiring back on until June. Our primary business this year has been trying to keep our folks safe. We've got 3 major factories as well as our metal injection molding facility out in Missouri. And all of those, we have strict safety protocols as far as how our people are doing business, new folks, et cetera. So once we turned hiring back on, and certainly, we -- while hiring was frozen, we certainly missed sales. We understand that. And while we're ramping up, we missed sales. I mean that's just the nature of the beast of trying to make sure we're going forward in a professional and, I'll say, caring manner, taking care of our folks first and foremost. And that was our goal. And so I'm exceptionally proud of how the folks did it.

The hiring efforts continued throughout the back half of the year as well as today. And so we've been chasing that demand really since the end of Q1. There's still a lot of opportunity to replenish inventory. And as we look at those empty shells at retail and the empty racks at our wholesalers as well as our inventory, we know there's some transition as we'll be able to replenish that inventory over time.

The other thing is as far as all of our folks are permanent hires. At one-time in the company's history, we did use temp labor. We found over time that permanent hires were better for Ruger. And so these folks are permanent hires. But we do, as you would expect, we suffer attrition. And so we hope that we will be able to moderate any changes in demand if we needed to, through attrition.

And then I think your last question was on the price increase. I'll say there's never a -- it's not an automatic, but I would say, over the last couple of years, we've typically taken a price increase, that takes effect January 1. Some cases -- sometimes it's taken effect December 1. And in this year, it took effect on or about the 1st of October. But that's about it in terms of pricing. Like I said, it's not a -- as we look at commodity prices and we look at our need to maintain competitive nature of our business, we factor all of that in. Typically, we'll do it based on certain product lines. In this case, it was across the board. And again, fairly modest. So I would tell you that some of the price increases that we're seeing at retail, were really not as a result of that. It's really a result of supply and demand and retailers potentially raising their prices.

Paul Saferstein -

Understood. And so relative to the gun registrations, I don't know what you could say about 2021, but how should I think about kind of volume and ultimately, revenue going into this year, given such strong registration numbers? I don't know if you can kind of just speak to how registrations track revenues over time? And one new question is given the special dividend and the amount of profits and the payout ratio currently, how do you think about special dividends going forward?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Well, Paul, I assume you're talking about the NICS numbers rather than registrations. But the NICS numbers or the adjusted NICS which are put out by our trade association, the National Shooting Sports Foundation, those refer to the instant checks that are done at retail, typically associated with the purchase of a firearm. The adjustment comes in to adjust out certain states that have high levels of background checks conducted for permits and things of that nature. It's an okay metric and okay to use that to look at overall levels of demand. It's tough sometimes to put a finite number on it with a direct correlation in terms of things like market share and demand.

We also use things like the federal excise tax collections that go along with every new firearm put into commerce. And I think they're a good indicator of overall demand. But remember that things like used guns go into the NICS checks as well. So when a used gun is sold at a retailer and potentially another one was bought or just perhaps they sold it for cash, and that gun is resold, that used gun is also -- generates a NICS checks. So you have to look at those with everything else kind of a holistic approach to what's going on in the marketplace, which we like to do with our sales force to really stay in touch with our key retailers, so we know what's happening in terms of that demand.

So right now, as you likely saw, January was exceptionally strong, another record-breaking month in terms of the NICS data that we saw from the FBI raw data as well as the adjusted NICS. So that's -- January was strong. And as we go into 2021, we don't make forward-looking comments as far as what's going to happen, other than I'm very, very, very proud of the team we have here in place at Ruger. And so regardless of what the market throws at us, I think we're going to be in good shape. Those low inventory levels we

FEBRUARY 18, 2021 / 2:00PM GMT, Q4 2020 Sturm Ruger & Company Inc Earnings Call

mentioned, that will provide some opportunities as we gradually replenish the shelves at all levels of the channel. So I think we'll be in good shape, again, regardless of what the market throws at us.

Paul Saferstein -

Great. And any comments about how you think about special dividends?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Sorry, I forgot that one. Good point, again, without any forward-looking guidance there, really our approach has not changed. Our approach to shareholder value and how we manage the balance sheet remains the same. Every year, we put a bunch of that capital to work in terms of our CapEx and our factories. Some level of it is for normal maintenance, but most of it goes into new products. And as Tom noted, I think we've got -- estimating about $20 million planned for this year. Most of that is associated with planned new products, which is great.

The other use is, of course, acquisitions. We were able to do the Marlin acquisition for $28.3 million out of cash. And our strong balance sheet allows us to do that and be opportunistic. And then return to share -- cash to shareholders. We had the $5 a share special dividend that we did back in August, September time period. And that's also a good way to return value to shareholders. The other way is through share buyback. We have significant amounts still remaining on our authorization to repurchase shares if it makes sense and at the right time, at the right price, that could be a factor as well. So we like to keep our powder dry. As Tom mentioned, we've got a very strong balance sheet, no debt and $140 million in cash. So we're in good shape to take advantage of any of those opportunities.

Operator

Our next question comes from [Gavin Richey] with [Railroad Ranch].

Unidentified Analyst

Just one quick question. Have you done any analysis on if the administration was to move forward with the banning of gun part importation, and you had to source locally, what, if any, gross margin impact that will have?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Well as most of our customers know, Ruger products are 100% American made. So we frankly don't have any overseas suppliers. So I'm not worried about that impact. We're very vertically integrated within our factories. We have our own wood shop. We take steel ingots that we source in the U.S. We make -- we have our own investment casting foundry. We have our own metal injection molding facility, our own wood shop. So I'm very, very comfortable with that. There may be a few items that could impact us on our accessories business, that are imported in nature. But realistically, I don't think we'd have any impact.

Operator

And I'm currently showing no further questions at this time. I'd like to turn the call back over to Chris Killoy for closing remarks.

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Thank you. In closing, I would like to thank you for your continued interest in Ruger. And I would like to thank our loyal customers and the 1,800 hard-working members of the Ruger team, who design and manufacture rugged and reliable firearms every day in our American factories. I hope you'll be able to join us at our Virtual 2021 Annual Meeting on Wednesday, May 12. Further details will become available in early April. Thank you very much.

Operator

Ladies and gentlemen, this concludes today's conference call. Thank you for participating. You may now disconnect.

FEBRUARY 18, 2021 / 2:00PM GMT, Q4 2020 Sturm Ruger & Company Inc Earnings Call

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